Corporate Capital Trust, Inc. 8-K

Exhibit 99.1

News Release

For information contact: Colleen Johnson Vice President, Communications CNL Financial Group 407-650-1223

CORPORATE CAPITAL TRUST and Conway Capital, LLC

ANNOUNCE NEW Credit Facility

(ORLANDO, Fla.) Oct. 5, 2017 – On Sept. 29, 2017, Jersey City Funding LLC (Jersey City), a wholly-owned subsidiary of Strategic Credit Opportunities Partners, LLC (SCJV), entered into a credit agreement with Goldman Sachs Bank USA. SCJV, a joint venture between Corporate Capital Trust and Conway Capital, LLC, an affiliate of Guggenheim Life and Annuity Company and Delaware Life Insurance Company, was initially formed in May 2016.

The credit agreement provides for a $250 million revolving credit facility with Jersey City, and is secured by substantially all of the assets of Jersey City. The credit facility provides loans in U.S. dollars, Australian dollars, euros, and pounds sterling. U.S. dollars loans will bear interest at the rate equal to LIBOR plus 2.25 percent. The scheduled maturity date for the credit facility is Sept. 29, 2021 (which may be extended by one year upon mutual consent). The facility will be collateralized with a flexible asset pool which can include originated assets and various security types. Total outstanding loans under this credit facility were approximately $165 million upon closing (dollar equivalent). In conjunction, $373 million of assets were acquired by Jersey City from Corporate Capital Trust. Including these acquisitions, total assets in SCJV now exceed $600 million.

About Corporate Capital Trust

Corporate Capital Trust is a non-traded business development company that offers individuals an opportunity to invest in privately owned American companies. The company is externally managed by CNL Fund Advisors Company and KKR Credit Advisors (US) LLC and its investment objective is to provide stockholders with current income and, to a lesser extent, long-term capital appreciation. The company intends to meet its investment objective by investing primarily in the debt of privately owned companies, with a focus on originated transactions sourced through the networks of its advisors. For additional information, please visit corporatecapitaltrust.com.

About CNL Financial Group

CNL Financial Group is a private investment management firm providing real estate and alternative investments. Since inception in 1973, CNL Financial Group and/or its affiliates have formed or acquired companies with more than $34 billion in assets. For more information, visit cnl.com.

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About KKR

KKR is a global investment firm that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate, credit and hedge funds. KKR aims to generate investment returns by following a disciplined investment approach, employing experienced investment professionals, and driving growth and value creation at the asset level. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR's website at kkr.com and on Twitter @KKR_Co.

Forward-Looking Statements

The information in this press release may include "forward-looking statements." These statements are based on the beliefs and assumptions of Corporate Capital Trust’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words "believes," "expects," "intends," "plans," "estimates" or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from the Company’s expectations include those disclosed in the Company’s filings with the SEC.

Corporate Capital Trust is advised by CNL Fund Advisors Company and KKR Credit Advisors (US) LLC, affiliates of CNL Financial Group and KKR & Co. L.P., respectively.

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